Exhibit 2.9

Notarial Deed Roll No. 48/2006

Recorded

in Frankfurt am Main on 28 February 2006

Before me, the undersigned notary public

Dr. Peter Böttcher

with his office in Frankfurt am Main, Gartenstraße 3-5, 60594 Frankfurt am Main, appeared today at the offices of Allen & Overy LLP, Taunustor 2, 60311 Frankfurt am Main, to which I came upon request of the parties to this deed,:

1.                             Mr. Klaus Mohr whose business address is c/o Allen & Overy LLP, Taunustor 2, 60311 Frankfurt am Main, personally known to the notary, acting not in his own name, but on behalf of

a)                                               Inverness Medical Switzerland GmbH, Bundesplatz 1, 6300 Zug, Switzerland,

and

b)                                               Inverness Medical Innovations Inc., 51 Sawyer Rd., Suite 200, Waltham, MA 02453, USA

by virtue of certified powers of attorney which were presented at the recording in original and copies of which are attached to this deed.

and

2.                             Prof. Dr. Albert Hinnen, born on 01.11.1946 in Zurich, residing at Wilhelmstraße 17, 35037 Marburg, Germany, personally known to the notary, acting

a)               in his own name

and as representative of the following parties:

b)                                               CLONDIAG Beteiligungs-Gesellschaft mbH, Löbstedter Straße 103-105, 07749 Jena, Germany, as representative without power of attorney, subject to approval of the managing director of the company, Eugen Ermantraut, a certified copy which is to be attached to this deed,

c)                                               Eugen Ermantraut, residing at Forstweg 33, 07749 Jena, Germany,

d)                                               Dr. Stefan Wölfl, residing Im Langgewann 6a, 69221 Dossenheim-Schwabenheim, Germany,

e)                                               Dr. Torsten Schulz, residing at August-Bebel-Straße 22, 07743 Jena, Germany,

f)                                                 Mr. Karl Fusseis, residing at Bahnhofstraße 63, 4910 Ried a. Inn, Austria,

g)                                              Prof. Dr. Michael Köhler, residing at Untergasse 8, 07751 Golmsdorf, Germany, and

h)                                              Mr. Thomas Ellinger, residing at Steubenstraße 6, 07743 Jena, Germany,

the originals of the powers of attorney were presented and certified copies of which are attached hereto.

The appearing persons first declared that they would like to have this notarial deed being recorded in the English language. The notary, who himself is fully capable of the English language, ascertained that the appearing persons are fully capable of it as well.

The notary public asked the persons appearing whether he or any other persons linked with him for the joint exercise of their profession had already acted or presently act in the following recorded matter other than in an official capacity. The persons appearing declared that this was not the case.

The persons appearing requested the recording of the following:

Share Purchase Agreement

between

1.                             Inverness Medical Switzerland GmbH

Bundesplatz 1

6300 Zug

Switzerland

- Purchaser -

2.                             Inverness Medical Innovations Inc.,
51 Sawyer Rd., Suite 200,
Waltham, MA 02453
3448 USA

- IMI -

And

3.                             CLONDIAG Beteiligungs-Gesellschaft mbH

Löbstedter Straße 103-105

07749 Jena

- CBG -

4.                             Eugen Ermantraut

Forstweg 23

07745 Jena

5.                             Dr. Stefan Wölfl

Im Langgewann 6a

69221 Dossenheim-Schwabenheim

6.                             Dr. Torsten Schulz

August-Bebel-Straße 22

07743 Jena

7.                             Prof. Dr. Albert Hinnen

Wilhelmstraße 17

35037 Marburg

8.                             Karl Fusseis

Bahnhofstraße 63

4910 Ried a. Inn

Österreich

9.                             Prof. Dr. Michael Köhler

Untergasse 8

07751 Golmsdorf

10.                       Thomas Ellinger

Steubenstraße 6,

07743 Jena

- the parties 3. to 10. each a Seller and together the Sellers -

THE SHARES OF COMMON STOCK, PAR VALUE $.001 PER SHARE, OF INVERNESS MEDICAL INNOVATIONS, INC. OFFERED AND GIVEN AS CONSIDERATION PURSUANT TO THIS AGREEMENT (THE “IMI SHARES”) HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT

OF 1933 (THE “SECURITIES ACT”) AND MAY NOT BE OFFERED OR SOLD IN THE UNITED STATES OR TO U.S. PERSONS UNLESS THE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT, OR AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT IS AVAILABLE. HEDGING TRANSACTIONS INVOLVING THE IMI SHARES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

the appearing persons declared:

RECITALS

WHEREAS Sellers are shareholders of CLONDIAG chip technologies GmbH (hereinafter also referred to as the “Company” or “CLONDIAG”), registered in the commercial register of the local court of Gera under HR B 7136;

WHEREAS Mr. Hinnen has concluded a Purchase Agreement with VCT Venture Capital Thüringen GmbH & Co. KG (“VCT”) dated December 21, 2005, pursuant to which Mr. Hinnen has acquired all of the shares  in CLONDIAG which VCT currently owns. Said agreement and in particular the sale and transfer of these shares from VCT to Mr Hinnen is under the condition precedent (the VCT Condition) of the complete payment of the purchase price and repayment of the silent participations by CLONDIAG until March,15, 2006;

WHEREAS Purchaser has expressed its interest to purchase all shares of the Company and to settle the purchase price and other obligations under this Agreement partly in cash and partly by Inverness Stock. “Inverness Stock” means shares of common stock, par value $.001 per share, of IMI, publicly traded on the American Stock Exchange. Inverness Stock are in this Agreement also referred to as “IMI Shares” or “IMI Share”;

WHEREAS Purchaser has been granted limited time to check financial, legal and other information (Due Diligence), which the Sellers have disclosed in the Data Room, and to discuss questions arising from such Due Diligence with the management of the Company.

NOW, THEREFORE, in consideration of the foregoing, the parties hereby conclude the following agreement (the Agreement):

Article 1
Purchase and Sale of Shares

1.1                                Shares of the Company

The Company has a registered share capital of EUR 89,400.00 and the issued shares are held as follows:

-                                           two shares with a nominal value of EUR 22,300.00 and EUR 7,200.00 by VCT; these shares are sold and transferred to Prof. Dr. Albert Hinnen upon satisfaction of the VCT Condition.

-                                           one share with a nominal value of EUR 29,100.00 by CLONDIAG Beteiligungsgesellschaft mbH (“CBG”)

-                                           one share with a nominal value of EUR 12,400.00 by Eugen Ermantraut

-                                           one share with a nominal value of EUR 4,500.00 by Dr. Stefan Wölfl

-                                           one share with a nominal value of EUR 4,500.00 by Dr. Torsten Schulz

-                                           one share with a nominal value of EUR 3,600.00 by Prof. Dr. Albert Hinnen

-                                           one share with a nominal value of EUR 3,700.00 by Karl Fusseis

-                                           one share with a nominal value of EUR 1,400.00 by Prof. Dr. Michael Köhler, and

-                                           one share with a nominal value of EUR 700,00 by Thomas Ellinger.

CBG and Messrs. Hinnen, Ermantraut, Wölfl, Schulz, Fusseis, Köhler and Ellinger are in the following referred to as “Sellers”, and each of them as a “Seller”.

1.2                                Sale and Assignment of Shares

Sellers herewith sell, transfer and assign their respective shares described in Article 1.1, in any case however all of their shares in CLONDIAG, with all rights pertaining thereto to Purchaser, and Purchaser purchases and accepts assignment subject to the terms and conditions of this Agreement.

Attached to this deed as ANNEX 1.2 are copies of resolutions according to which (i) the sale and transfer of the shares from VCT to Mr Hinnen, and (ii) the sales and transfers of the shares as described for in this Agreement as well as a share pledge of Purchaser in favour of its financing bank are approved by the relevant shareholders. The Sellers are obliged upon demand of the Purchaser to pass together with the Purchaser a shareholders’ resolution at any time (on or prior or as from Completion) according to which the share sales and transfers as described in this Agreement are approved for precautionary reasons.

The Sellers on the one hand and the Purchaser on the other hand hereby enter into an agreement on the exercise of voting rights (Stimmbindungsvertrag) in relation to the shares in CLONDIAG as follows: As from Completion, the Purchaser shall control 100% of the voting rights of and in relation to CLONDIAG. Each of the Sellers therefore hereby undertakes to exercise its voting rights (Stimmrechte) as from Completion onwards (i) only in a way as directed (vorgegeben) by the Purchaser and (ii) immediately upon instruction of the Purchaser.

The Purchaser and the Sellers shall co-operate in good faith to ensure that Purchaser and/or, as the case may be, IMI may fulfil its obligations under its banking arrangements, including, but not limited to, shall at any time upon demand agree in either a shareholder’s meeting (to be convened under waiving any requirement as to form or time of calling and convening shareholders’ meetings) or pass, at the option of Purchaser, a resolution in written form permitting Purchaser to pledge its shares (for the avoidance of doubt, up to Completion II excluding the share sold and transferred by CBG pursuant to this Agreement) in CLONDIAG in favour of its and/or, as the case may be, IMI’s financing bank/s.

As the Purchaser wants to acquire the shares in CLONDIAG in two steps, the acquisition shall be contemplated as follows:

1.2.1                  Mr. Hinnen herewith sells, transfers and assigns the two shares (including, for the avoidance of doubt, his expectancy rights (Anwartschaftsrechte) in relation to the shares) with a nominal value of EUR 22,300.00 and EUR 7,200.00 in CLONDIAG with all rights pertaining thereto to Purchaser, and Purchaser purchases and accepts the assignment.

The sale, transfer and assignment of these shares by Mr. Hinnen to Purchaser is subject to the condition precedent of the complete payment of the respective purchase price pursuant to Art. 2.1.1 below.

The transfer of the shares is also under the condition precedent that the Purchaser repays on behalf and for account of CLONDIAG all outstanding silent partnerships and other liabilities in the total amount of EUR 7,329,557.81 set out in the ANNEX 1.2.1. For such purpose, the parties agree that the Purchaser shall pay directly such amounts on such accounts as specified in ANNEX 1.2.1. Such payment shall constitute a contribution into the capital reserves (Kapitalrücklage) of CLONDIAG by Purchaser in the amount of the actual payment. Amongst the shareholders, the capital reserves built up by such contribution shall be exclusively for Purchaser’s account. The capital reserves shall not be dissolved without prior consent of the Purchaser. The parties to this Agreement shall undertake the necessary corporate actions to procure that the payment is accounted for accordingly.

1.2.2                  The shareholders set out below herewith sell, transfer and assign their respective shares, in any case however all of their shares, with all rights pertaining thereto to Purchaser as follows:

-                                           Eugen Ermantraut one share with a nominal value of EUR 12,400.00

-                                           Dr. Stefan Wölfl one share with a nominal value of EUR 4,500.00

-                                           Dr. Torsten Schulz one share with a nominal value of EUR 4,500.00

-                                           Prof. Dr. Albert Hinnen one share with a nominal value of EUR 3,600.00

-                                           Karl Fusseis one share with a nominal value of EUR 3,700.00

-                                           Prof. Dr. Michael Köhler one share with a nominal value of EUR 1,400.00, and

-                                           Thomas Ellinger one share with a nominal value of EUR 700,00 .

Purchaser purchases and accepts the assignments.

The transfer of these shares by the Sellers to Purchaser is subject to the condition precedent of the (i) effectiveness of the transfer and assignment pursuant to Article 1.2.1 (for the avoidance of doubt, the satisfaction of the VCT Condition), and (ii) the handing over of the relevant IMI Shares to the Escrow Agent pursuant to Art. 2.1.2 below.

CBG herewith sells, transfers and assigns its share with a nominal value of EUR 29,100.00 in CLONDIAG with all rights pertaining thereto to Purchaser, and Purchaser purchases and accepts the assignment.

The transfer of this share by CBG to Purchaser is subject to the condition precedent of the complete payment of the respective purchase price pursuant to Art. 2.1.3 below.

1.3                                Entitlement to Profits

The profit rights for the fiscal year 2006, including retained profits of preceding fiscal years, if any (i.e. profits carried forward and profits for which no resolution on their use has been adopted), shall belong to the Purchaser.

Article 2
Share Purchase Price

2.1                                Purchase Price

The respective purchase prices for the shares sold pursuant to Art. 1.2 are as follows:

2.1.1                       (a)             The purchase price for the shares sold pursuant to Art. 1.2.1 shall amount to EUR 2.64 million (in words: Euro two million six hundred fourty thousand) and is payable in cash (hereinafter referred to as the “Share Purchase Price I”).
The Share Purchase Price I shall be transferred to the following bank account of VCT:

VCT GmbH & Co.KG

IBAN: DE71820500003079091017

SWIFT-Code (BIC):

HELADEFF

(b)                      The amount required to repay the silent partnerships and other liabilities in the total amount of EUR 7,329,557.81 shall be paid to the bank accounts and in the amounts specified in ANNEX 1.2.1 .:

The Sellers shall procure that VCT and all other silent partners immediately after receipt of the funds acknowledge in writing the complete settlement of the purchase price (in relation to VCT) and the complete repayment of the silent partnerships (in relation to VCT and the other silent partners).

2.1.2.                The purchase price for the shares sold pursuant to Art. 1.2.2 shall be in total 218,502 (in words: Two Hundred Eighteen Thousand Five Hundred Two) of IMI Shares (hereinafter referred to as the “Share Purchase Price II”). The relevant IMI Shares shall be tradable as from 31 December, 2006 onwards. The relevant IMI Shares are allocated to the Sellers in such numbers as stated in ANNEX 2.1.2. The relevant IMI Shares for each relevant Seller shall be handed over to U.S. Bank Corporate Trust Services, 100 Wall Street, 16th floor, New York, NY 10005 or any other person the parties to this Agreement mutually agree to (the Escrow Agent). Upon handing of the relevant IMI Shares to the Escrow Agent, Purchaser’s obligations for settling the Share Purchase Price II are fulfilled.

If and to the extent that the value of the IMI Shares paid to Sellers as Share Purchase Price II falls short on 29 December, 2006 to the amount of EUR 4.87 Mio. (calculated based on the EUR / USD exchange rate of 29 December, 2006 12h00 noon Eastern Time as published in the Wall Street Journal and on the IMI Share price close of play, New York, 29 December, 2006, the Purchaser shall pay to the Sellers the amount of such shortfall in cash. Each of the Sellers shall be entitled to such payment in such a percentage as outlined in ANNEX 2.1.2.

For the avoidance of doubt: If the value of the IMI Shares paid to Sellers as Share Purchase Price II exceeds at 29 December, 2006 (as calculated in line with the above principles) the amount of EUR 4.87 Mio., no adjustment — neither in cash nor in IMI Shares — will take place.

2.1.3                 The purchase price for the shares sold pursuant to Art. 1.2.3 shall amount to EUR 4.16 million (in words: Euro four million one hundred and sixty thousand) and is payable in cash (hereinafter referred to as the “Share Purchase Price III”).
The Share Purchase Price III shall be transferred to a bank account of CBG to be notified to Purchaser immediately following Completion by letter signed by the managing directors of CBG.. The Share Purchase Price III shall be due and payable on or before 31 August, 2006.

2.1.4                 Share Purchase Price I — III shall be also referred to as “Share Purchase Price”.

2.2                                Set Off

The Purchaser is not entitled to set off any potential claims against, or to withhold, for any legal reason, the Share Purchase Price.

2.3                                Earn-Out

In addition to the purchase prices set out above, an earn-out payment (the Earn Out Payment) shall be paid to the Management Team (as defined in Art. 7) of CLONDIAG according to the milestone plan attached hereto as ANNEX 2.3.a. The Earn Out Payment shall amount in total to (i) 224,316 of IMI Shares (Earn Out I) and (ii) at the option of Purchaser either EUR 2.5 Mio. in cash or IMI Shares representing a value of EUR 2.5 Mio. (as calculated at the relevant Earn-Out-Determination date; the calculation principles contained in Art. 2.1.2 shall apply mutatis mutandis ) (Earn Out II).

The milestone plan provides for four milestones. 1/4 each of Earn-Out I and Earn Out II shall fall due at the relevant Earn-Out Determination date and shall be allocated to the relevant persons and in such portions as set out in ANNEX 2.3.b. Each milestone shall be considered separately and, for the avoidance of doubt, needs to be fulfilled on or prior to the relevant deadline set out in ANNEX 2.3.b to entitle the relevant persons to a payment of the relevant Earn Out Payment portion. If the Purchaser opts to settle a relevant Earn Out II with IMI Shares rather than with cash, each Seller may request that his portion of the relevant Earn Out II may be settled by a combination of cash and IMI Shares (instead by IMI Shares only) in accordance with the following: A seller may demand a cash payment up to such amount which is identical to the amount of tax that is triggered in relation to him by the relevant payment of Earn Out I and Earn Out II (Tax Amount). In such case, the relevant Seller shall receive a cash payment in the amount of the Tax Amount and IMI Shares representing the value of his portion of the Earn Out II less the Tax Amount.

Each Seller shall bear any and all personal taxes (including, for the avoidance of doubt, the employees part of social taxes, if any) caused by or in relation to the payment of the relevant Earn Out I and Earn Out II, and shall fully indemnify each of the Purchaser, IMI and CLONDIAG from any all of such personal taxes if such taxes are levied on either of Purchaser, IMI and CLONDIAG, or if either of the before mentioned is held liable for such taxes.

2.3.1                        The milestone plan is based on technical goals and specifications given in the attached ANNEX 2.3.a.

2.3.2                        [deliberately left free]

2.3.3                        The fulfilment of the agreed milestones shall be determined in each case as follows:

•         The Management Team shall notify the Purchaser on the fulfilment of the respective milestone (Fulfilment) and shall provide for reasonable information in relation to the Fulfilment (Notification).

•         The Purchaser shall within a period of 4 weeks as from receipt of the Notification either acknowledge the Fulfilment (Acknowledgement) or —by giving reasonable information - reject the Notification (Rejection). If the Purchaser neither acknowledge nor reject the Notification within said period, non-rejection shall be deemed as Acknowledgement.

•         In case of a Rejection, the parties shall try to amicably settle the dispute on the Fulfilment (Dispute) within a period of 4 weeks as from Rejection.

•         If the parties cannot settle the Dispute within said period of 4 weeks, the Management Team may request (Request) within a period of further 4 weeks as from the end of the first four weeks period to refer the Dispute for decision to an Expert (Expert). If the Request is not submitted timely within said period of 4 weeks to the Purchaser, the relevant milestone shall irrevocably be deemed as not fulfilled.

•         Upon submission of the Request, the Expert shall be determined either by the parties mutually, or, on request of either party, by the management board (Vorstand) of the Fraunhofer-Gesellschaft zur Förderung der angewandten Forschung e.V., München (Fraunhofer). If Fraunhofer is to determine the Expert, the following shall apply: Fraunhofer shall as soon as possible name —after having consulted the parties - three candidates being available to act as the Expert. If the Parties cannot agree on one of these candidates to be the Expert, Fraunhofer shall appoint one of the candidates as Expert. Such appointment shall be binding for the Parties.

•         The Expert shall resolve the Dispute finally and binding by final arbitration judgement (rechtskräftiger Schiedsspruch) (Judgment) issued by the Expert as an arbitrator (Schiedsgutachter). The costs of Fraunhofer and the Expert shall be allocated to the parties in line with the principles of Sec. 91 German Civil Procedure Act (Zivilprozeßordnung).

•         Either the Acknowledgement (including, for the avoidance of doubt, deemed Acknowledgement as consequence of non-rejection) or, if and to the extent stating a Fulfilment, the Judgement shall be deemed as “Earn-Out Determination”.

2.3.4                   Purchaser shall provide its best efforts that the milestones could be fulfilled. Purchaser is in this context also obliged to fulfil its financial obligation under Sect. 4.2.

Article 3
Completion

3.1                                Completion

For purposes of this Purchase Agreement, the term “Completion” shall mean the date on which the condition precedent pursuant to Art. 11.9 below is fulfilled, and “Completion II” shall mean the date on which the shares currently owned by CBG are transferred to Purchaser in line with Article 1.2.3.

3.2                                Effective Date

The Purchaser takes over all economical chances and risks linked to the Company with effect as from Completion (“Effective Date”). All changes in the Company’s financial, profit or asset situation occurring after this Effective Date will be borne by the Purchaser, if this Agreement does not expressly provide otherwise.

Article 4
Partnership Agreement / Working Capital

4.1                                Partnership Agreements

All silent partnership agreements listed in ANNEX 1.2.1 shall be terminated and be repaid pursuant to the provisions of this Agreement.

4.2                                Working Capital

The Purchaser shall make available to the Company the agreed budgets for 2006 (EUR 5 million, comprising a maximum of EUR 3.185 million operating expenses and a maximum of EUR 1.815 million capital equipment) and 2007 (EUR 7 million, comprising a maximum of EUR 4.7 million operating expenses and a maximum of EUR 2.3 million capital equipment) either in form of equity contributions or under R&D contracts. For 2006, the initial payment shall be in an amount of EUR 500,000 which shall be due on 15 March 2006. Further instalments shall be due on the 15th day of each following month.. For the avoidance of doubt: The instalments shall be due on 15 April, 15 May, 15 June, 15 July, 15 August, 15 September, 15 October, 15 November and 15 December 2006, amount to EUR 500,000 each and (including the initial payment of EUR 500,000) up to the maximum amount of EUR 3.185 million in operating expenses and the maximum amount of EUR 1.815 million capital equipment . For 2007, a schedule for payments for 2007 will be agreed by Purchaser and the Company based on monthly instalments due on the 15th of each month (of one twelfth of the total budget up to the maximum amount of the each of the operating expenses and the capital expenses set out in the first sentence of this para.).

The providing of funds by Purchaser to CLONDIAG in 2006 shall be along the following lines: Funding shall be up to EUR 500,000 monthly but only to a maximum of EUR 3.185 million allocated for operating expenses and EUR 1.815 million allocated for capital equipment. The funds made available are therefore not contributed as general cash which can be used in any manner but the expense and capital parts can only be used accordingly. In other word: Once the maximum amount of the payment for capital equipment or operating expenses has been reached, as the case may be, no further amount must be advanced by Purchaser unless there are available expenses of the other type. For the avoidance of doubt and by way of example, if the maximum amount of operating expenses has been reached and there are no capital equipment expenses available for expenditure at a given payment date, then no payment shall be made at such time, provided that a catch up payment may be made in a subsequent period up to December 31 of such year, if a capital equipment expense becomes available. For purposes of this section, a capital equipment expense generally means an expense for any fixed asset, including without limitation, laboratory equipment, pilot or production equipment, test equipment, plant and machinery which the Purchaser’s accountant determines may be treated as a capital expense.

4.3           Employee bonus plan

The Purchaser shall provide to CLONDIAG IMI-Shares  and a cash amount of a combined total value of EUR 1.1 Mio. (such IMI Shares and the cash amount together the “Incentive Funds”) by no later than 20 March 2006. The Incentive Funds shall be used to grant to the employees bonus payments The Incentive Funds include, for the avoidance of doubt, CLONDIAG’s portion of social taxes (Arbeitgeberanteil an den Sozialabgaben) triggered by all payments due under the Employee Bonus Plan.

The number of IMI Shares to be made available as part of the Incentive Funds shall be calculated based on an IMI Share price of EUR 22.29 per IMI Share.

The relevant Incentive Funds shall be made available to (i) CLONDDIAG and (ii) by CLONDIAG to such employees and in such percentages as specified in ANNEX 4.3.a. Each employee shall receive as bonus payment (Bonus Payment) a combination of IMI Shares and cash calculated along the following principles:

•         The cash portion for each relevant employee shall be identical to the amount of the personal wage tax (Lohnsteuer) plus employee’s social tax (Arbeitnehmeranteil an Sozialabgaben) triggered by the payment of his portion of the IMI Shares.

•         CLONDIAG shall pay the total amount of wage tax and social taxes triggered by the bonus payment to the competent tax and social tax office in March 2006.

•         The total amount of social taxes to be paid by CLONDIAG as employer’s part of the total social taxes (Arbeitgeberanteil an Sozialabgaben) shall be included in the amount of the Incentive Funds. Thus, the total value of Incentive Funds to be made available as direct payments to employees is reduced by the amount of social taxes to be paid by CLONDIAG as employer’s part of the social taxes.

The relevant IMI Shares shall be tradable as from 31 December 2006 onwards. The payment of the Incentive Funds to CLONDIAG by Purchaser shall be a contribution to the capital reserves of CLONDIAG. Amongst the shareholders, the capital reserves built up by such contribution shall be exclusively for Purchaser’s account. The capital reserves shall not be dissolved without prior consent of the Purchaser.

Each Employee shall be eligible to a bonus payment only if she/he signs the Acknowledgement and Certificate a draft of which is attached as ANNEX 4.3.b. The parties and CLONDIAG shall cooperate in good faith to set up the legal arrangements in relation to the above on or before 20 March 2006.

Article 5
Sellers’ Representations and Warranties

5.1                                Representations and Warranties

The Sellers represent and warrant that the following statements (each of which shall also be referred to as a “Sellers’ Warranty”) are true and accurate as of Completion or as of any other date specified in this Article 5.1. The Representations and Warranties shall not be considered as “Condition Guarantees” (Beschaffenheitsgarantie) or “Durability Guarantees” (Haltbarkeitsgarantie) within the meaning of Sections 443 and 444 German Civil Code, but as an abstract guarantee within the meaning of Section 311 German Civil Code.

5.1.1                  The statements in the preamble (Recitals) of this Agreement in relation to the Sellers and the Company are complete and accurate.

5.1.2                  The Company is a company duly organised and existing (in accordance with its statutes) under the laws of the Federal Republic of Germany. The Company does not hold shares in any other company and is under no obligation to acquire any shares in other entities.

5.1.3                  The Sellers are or will be at Completion and, in relation to CBG, at Completion II the legal and beneficial owners of all respective shares of the Company (“Shares”). The Shares are free from any encumbrances and third party rights. The Sellers may freely dispose of the Shares and do not require any consent of a third party and a disposal does not result in any infringement of any third party rights with respect to the Shares. The Shares are fully paid up and the contributions have not been repaid. There are no obligations of the Sellers to make additional contributions.

5.1.4                  All facts relating to the Company that can be registered in the commercial register are actually registered in such register. There are no enterprise agreements (Unternehmensverträge) between the Company and the Sellers or any other third party according to sections 291 et seq. of the German Stock Corporation Act (Aktiengesetz) (for the avoidance of doubt, including silent partnership agreements) other than those listed in ANNEX 1.2.1. The total outstanding obligations of the Company under all silent partnership agreements do not (including interest) exceed EUR 7.54 Mio. There are no other liabilities vis-à-vis shareholders or silent partners other than those which are repaid in connection with this SPA.

5.1.5                  No insolvency proceedings have been applied for or instituted against the Company, neither has the institution of such proceedings been denied for the lack of assets or an application filed for such proceedings. There are no facts which justify the application for, or the institution of, insolvency proceedings in relation to the Company. The Purchaser acknowledges that the Company has a negative equity and does not consider such negative equity as relevant for the purposes of this clause. There are no circumstances which in accordance with applicable insolvency laws would justify the contestation or annulment of this Agreement. There are no circumstances which could justify the avoidance of the transfer of the Shares according to the provisions of the Insolvency Code (Insolvenzordnung) and/or the Avoidance Act (Anfechtungsgesetz).

5.1.6                  The annual reports (consisting of the balance sheet, profit and loss statement plus annex) on the economic status of the Company for the fiscal years 2004 and 2005 as attached hereto as ANNEX 5.1.6 have been prepared in accordance with German commercial law (HGB), German generally accepted accounting principles (Grundsätze ordnungsmäßiger Buchführung) and the due observation of the continuity of balance sheet preparation and asset valuation (formelle und materielle Bilanzkontinuität). They offer a true and fair view of the economic, financial and profit status of the Company in the relevant years (Sec. 264 para. 2 HGB).

The accounting principles applied up to now by the Company are described and explained in ANNEX 5.1.6.

5.1.7                  The business of the Company has been continued, from January 1, 2006 up until Completion within the ordinary course of business and substantially as previously conducted. In particular, the Company

(i)                                    has not made any investments outside of its business purpose as defined in the articles of association;

(ii)                                 has not acquired or sold any fixed assets except as in the ordinary course of business and at market conditions;

(iii)                              has not granted or extended any loans to third parties, or has not been granted or extended any loans from third parties, outside the ordinary course of business;

(iv)                             has not taken any steps to change its capital structure (Kapitalmaßnahmen);

(v)                                has not entered into any agreement or carried out any transaction relating to business assets that are considered as not essential for the business operations (nicht betriebsnotwendiges Vermögen);

(vi)                             has not increased the total amount of its debts or changed its debts structure except as in the ordinary course of business.

5.1.8                  The Company is the owner or authorised user of all tangible fixed assets required to continue its business in a comparable manner as conducted up to the Signing Date. There are no obligations to sell these assets, to dispose of them or to grant any rights of use with regard to them, whether as a whole or in part.

5.1.9                  Intellectual Property, Software, Know-How

(i)                                    ANNEX 5.1.9.a contains complete and correct lists of all patents, trademarks, domain names and other intellectual property rights owned by, or licensed to, the Company (“Intellectual Property Rights”). Except as listed in ANNEX 5.1.9.a the Intellectual Property Rights are not subject to any proceedings for opposition, cancellation, revocation or rectification which may negatively affect the Company’s business nor, to the best of Sellers’ Knowledge, being materially infringed by any third party. Except as listed in ANNEX 5.1.9.a, the Intellectual Property Rights owned by the Company are held exclusively and without limitation by the Company; they are free of any rights of third parties. Except as disclosed in ANNEX 5.1.9.a, the Intellectual Property Rights are not affected by the implementation of this Agreement. Except as disclosed in ANNEX 5.1.9.a, according to the best knowledge of the Sellers no third party is challenging any Intellectual Property Right. The payment of fees due, as well as all other measures necessary, to maintain the Intellectual Property Rights, have been undertaken completely and in good time. To the Sellers’ best Knowledge, the Company does not breach any third party intellectual property rights save in relation to such products currently distributed by the Company and that are being listed in ANNEX 5.1.9.b and in relation to which it cannot be ruled out that third party intellectual property rights are infringed although the Sellers do not consider that there is such an infringement.. The employees and managing directors have assigned to the Company all rights in relation to inventions and the Company owns all intellectual property rights which are related to (past) inventions of its employees and managing directors, and the provisions of the Act on Employee Inventions (Gesetz über Arbeitnehmererfindungen) are applied to its employees and — mutatis mutandis — its managing directors.

(ii)                                 To the Sellers’ best knowledge, the Company is the owner or authorized user of all material know-how required to continue its business in a comparable manner as conducted up to the signing of this Agreement. To the Sellers’ best knowledge, the material know how does not use or incorporate third party owned know-how except as set out in ANNEX 5.1.9.c and in any event, to the Sellers’ best knowledge, the material know-how is used with permission of the relevant third party as set out in ANNEX 5.1.9.c. The use of the know-how is royalty-free. To the Sellers’ best Knowledge, the use of the material know-how does not infringe any rights of third parties. The Company has taken appropriate measures to ensure that the material know-how is kept confidential vis-à-vis third parties. The material know-how is either sufficiently recorded in writing or available to the Company through the employees to continue the Company’s business in a comparable manner as conducted up to the Signing Date.

(iii)                              The Company is the lawful user of all material software required to continue its business in a comparable manner as conducted up to the Signing Date. The software licences are not affected by the implementation of this Agreement.

5.1.10            Business Operations, Compliance with Laws and Permits

(i)                                    The Company holds all permits, licences or approvals which are material for the operation of its business as presently conducted. The business is conducted in accordance with all material permits, licences or approvals, as well as in compliance with the applicable legal provisions of a material kind, including provisions on employment safety and environmental protection. At the time of the signing of this Agreement, there are, to the Sellers’ best Knowledge, no threats of a withdrawal, restriction or alteration (in particular by imposition of obligations) of the material permits and licenses. The material permits and licenses held by the Company are not affected by the implementation of this Agreement.

(ii)                                 The products manufactured for sale by the Company are labelled as required from the Company under the laws of the country of manufacture or distribution, as the case may be (country of distribution to be any country into which the products are directly exported by the

Company) and the material safety data sheets (Sicherheitsdatenblätter) are essentially complete and correct.

5.1.11            Subsidies

Since 1 January 1999, the Company has applied for, received and used public subsidies only in accordance with the applicable legal provisions and in compliance with any public authority orders, conditions and obligations. No repayment of such subsidies will become necessary as a consequence of the implementation of this Agreement or by reason of other circumstances already existing with regard to the Company.

5.1.12            Material Agreements

All Material Agreements are in force (bestehen als solche) and can be continued except as disclosed, and according to the Sellers’ best knowledge, there are no material breaches of such Material Agreements. “Material Agreement” for the purposes of this Clause shall be any and all agreements without which, alone or together, the business of the Company cannot be operated substantially as it has been up to Completion.

5.1.13            Employees

(i)                                    ANNEX 5.1.13 contains a schedule of all key employees of the Company (hereinafter jointly referred to as “Key Employees” and individually as “ Key Employee”). To the best knowledge of the Sellers, no Key Employee has given notice of termination of his employment. Signing and completion of this Agreement will not entitle any Key Employee to terminate employment or claim for compensation or any other special benefit, except as mentioned in ANNEX 5.1.13.

(ii)                                 With regard to the Company, there is no pending (rechtshängig) litigation with current or former employees.

(iii)                              The Company does not have a works council or any other body representing its employees.

(iv)                           Apart from the bonus payments to employees pursuant to the provisions of this Agreement, there are no further employee incentive programs or the like under which employees could claim bonus payments or the like.

5.1.14            ANNEX 5.1.14 to this Agreement contains a list of all litigation, arbitration or administrative proceedings to which the Company is a party. No such proceedings have been threatened in writing to be filed against the Company. There are no indications that any further proceedings are imminent.

5.1.15            As from Completion and the payments due under this Agreement, the Company does not have any other long term interest bearing financial debts vis-à-vis the Sellers.

5.1.16            The Company has filed all Tax returns (“Steuererklärungen”), applications and documents relating to Taxes which were legally required to be filed with any Tax Authority. Such returns, applications and documents have been properly prepared in accordance with all applicable Tax laws and with all applicable Tax regulations (“Richtlinien”) and have been validly and timely made or provided to the appropriate Tax Authority. All such returns, applications and documents that the Company has supplied to a Tax Authority are true, complete and correct.

Except as disclosed in ANNEX 5.1.16, the Company has at all times paid all Taxes assessed by the appropriate Tax Authority when due on or before Completion. To the extent that Taxes have not yet been due at the last balance sheet date, they have been fully provided for in the relevant accounts (and such provisions have not been dissolved for any other purpose than the payment of the Tax for which they have been formed). No receivable for Tax shown in the accounts is overstated meaning in each case that the full amount of such receivables should be paid by the Tax Authorities to the Company as they will fall due.

All records which the Company is required to keep for Tax purposes or which would be reasonably necessary to substantiate any claim made or position taken in relation to Tax by the Company, have been duly kept and are available for inspection at the premises of the Company.

There is no ongoing audit, review, material disagreement or material dispute between the

Company and any Tax Authority with regard to any Tax returns.

The Company has not received any written Tax ruling (“verbindliche Auskunft”) and did not enter into any written and legally binding agreement or is not currently under negotiation to enter into any such agreement with any Tax Authority which would affect the Tax situation of the Company in any time period after Completion.

There has not been any transaction to which the Company is a party that for Tax purposes qualifies to the Sellers best knowledge as a hidden distribution of profits or constructive dividend (“verdeckte Gewinnausschüttung”) and the Company has not deviated from the arm’s length standard as applied by the Tax authorities and the Tax courts (“Grundsatz des Fremdvergleichs und der klaren und vorherigen Vereinbarung”) when dealing with its shareholders or any other related party.

“Tax” or “Taxes” shall mean for the purposes of this clause any tax or other similar assessment or charge within the meaning of § 3 para. 1 of the General Tax Code (Abgabenordnung) imposed on the Company.

5.1.17            Since 1 January 2002 no claims of more than EUR 100,000 for damages based on product liability or warranty claims have been asserted or threatened in writing against the Company nor, to the Sellers’ Knowledge, have any investigations under criminal law been instituted against employees, executives and/or corporate bodies of the Company based on personal injury or damage to property caused by defective products, and at the time of signing of this Agreement there are, to the Sellers’ Knowledge, no threats that such claims will be asserted, or investigations instituted, relating to the Company.

5.1.18            Any Representations and/or Warranties to the Purchaser other than as provided in this Share Purchase Agreement are expressly excluded.

5.1.19            All information (listed in ANNEX 5.1.19) provided to the Purchaser in the due diligence process is true, accurate and not misleading in all material respects. The Sellers have not hold back any information which has a material adverse effect on CLONDIAG. The Purchaser has at Completion no information on the existence of a Relevant Claim.

5.2                                Legal Consequences

In case of a breach of the Representations or Warranties set out in Article 5.1, the Sellers are entitled and obligated to establish the status that would exist if the statements had been true (Sec. 249 para. 1 German Civil Code). This must be completed within a reasonable period of time but no later than eight weeks following Purchaser’s request to do so.

In case the Sellers should not establish the status in compliance with this Purchase Agreement within a reasonable period of time, or should this not be possible, the Purchaser shall be entitled to seek damage compensation from the Sellers (Sec. 250 German Civil Code).

5.3                                Limitation of Sellers’ Liability

5.3.1                       The Sellers shall be liable vis-à-vis the Purchaser as joint and several debtors (Gesamtschuldner) in accordance with Sec. 421 German Civil Code.

5.3.2                       [deliberately left free]

5.3.3                         “Relevant Claim” in this Article 5.3 means any claim in respect of any breach of Sellers’ Representation or Warranty according to this Article 5, excluding claims below the threshold set forth in Article 5.3.5

5.3.4                         The Sellers shall not be liable for such claims as would not have arisen but for an act, omission, or transaction carried out by the Purchaser or any of the Company’s employees or agents, or their respective directors after Completion.

5.3.5                         The Sellers shall have no liability in respect of any Relevant Claim the aggregate amount of liability of which falls short of EUR 10,000.

5.3.6                         No liability shall attach to the Sellers in respect of any Relevant Claim unless the aggregate amount of all Relevant Claims exceeds EUR 100,000.00 in which event the Sellers shall be liable for the entire amount of the Relevant Claims.

5.3.7                         The Sellers shall not be liable for any Relevant Claim in respect of any matter to the extent that such Relevant Claim arises or, such Relevant Claim having otherwise arisen is increased as a result of any changes made after Completion in any accounting or taxation policy or practice of the Company, of the Purchaser, or in any other company belonging to the Purchaser’s group of companies.

5.3.8                         In case the Company or the Purchaser is entitled (whether by reason of insurance or payment discount or otherwise) to recover from any third party (including insurances) any sum in respect of any liability, loss or damage, which relates to a Relevant Claim against the Sellers or for which a Relevant Claim could be made, the Purchaser shall promptly notify the Sellers. The Purchaser shall provide such information as the Sellers may require relating to such liability or dispute and steps taken or to be taken by the Purchaser or the Company in connection therewith.

If it is reasonably likely that payments under such Relevant Claims will be made by such third party after the Purchaser or the Company has made all reasonable steps to obtain recovery, and if so required by the Sellers, the Purchaser as well as the Company shall first take all reasonable steps (whether by way of a claim against its insurers or otherwise) including, but without being limited to, proceedings as the Sellers may reasonably require to enforce such recovery, before seeking to recover any amount from the Sellers in respect of the Relevant Claim or potential Relevant Claim. The Purchaser shall keep the Sellers informed of the progress of any action taken. If it becomes apparent that payment will not be received from such third party within a period of 6 (six) months, the Purchaser is entitled to claim the damages directly from the Sellers, provided that the Purchaser or the Company is required to thereafter enforce the Relevant Claim against the third party for the account of the Sellers. If the Purchaser or the Company obtains recovery of the Relevant Claim from the third party, any claim against the Sellers shall be limited (in addition to the limitations on the liability of the Sellers referred to in this Article 5.3) to the amount by which the loss or damage suffered by the Purchaser as a result of such breach shall exceed the amount so recovered. To the extent that the Purchaser has retained or retains full recovery from the third party (after having received full recovery from the Sellers), the Purchaser shall transfer to the Sellers such amount. In the event the Purchaser does not attend to its duties according to this Article 5.3.8, the Sellers shall only be liable for a Relevant Claim if and as far as the Purchaser satisfactorily proves that in case it had attended to these duties no claims, or no claims exceeding the recovered claim, could have recovered from such third party.

Such actions under this Article 5.3.8 shall be undertaken at the Sellers’ cost and expenses and if the Sellers provide proper indemnities in respect of all costs and expenses to be incurred.

5.3.9                         Without prejudice to the other provisions of this Section 5, the Purchaser declares to intend that it will primarily try to recover sums in context with Relevant Claims from a third party (if and to the extent that a third party should be available) rather than to claim such sums from the Sellers, and all parties agree that they and CLONDIAG shall co-operate in good faith and use best efforts in this context.

5.3.10                 If the Sellers pay to the Purchaser an amount in discharge of a Relevant Claim and if the Purchaser or the Company subsequently recovers (whether by payment, discount or otherwise) from a third party a sum which is referable to the Relevant Claim, the Purchaser shall forthwith repay to the Sellers:

(a)              an amount equal to the sum recovered from the third party less any reasonable out-of pocket costs and expenses incurred by the Purchaser or the Company in recovering the same; or

(b)             if the figure resulting under lit. (a) above is higher than the amount paid by the Sellers to the Purchaser or the Company in respect of such Relevant Claim, such lesser amount as shall have been so paid by the Sellers, (or, as the case may be, shall procure that such payment is effected by the Company) so as to leave the Purchaser in no better or worse position than the Purchaser would have been in had the Relevant Claim not arisen in the first place.

5.3.11                 The Sellers shall not be liable in respect of any Relevant Claim to the extent that such Relevant Claim arises, or such Relevant Claim otherwise having arisen, is increased as a result of any legislation not in force at the date hereof or as a result to any change of law or administrative practice which takes effect retroactively or which occurs as a result of any increase in the rates of taxation in force at the date hereof.

5.3.12                   The overall liability of all Sellers under Article 5 in respect of all Relevant Claims shall in no event exceed EUR 4 million.

The individual liability of each Seller shall in no event exceed the purchase price (which shall for the purposes of this clause not include any earn-out payment under Art. 2.3) actually paid to him for the sale of his shares.

5.3.13                 Nothing in this Purchase Agreement shall in any way restrict the general obligation at law of the Purchaser to mitigate any loss or damages which it may suffer in consequence of any breach by the Sellers of the terms of this Agreement or any fact, matter, event, or circumstance, giving rise to a claim.

5.3.14                 Except for mandatory provisions of German law, the Purchaser may assert only the aforementioned rights based on a breach of Representations and Warranties; other possible remedies or claims are excluded. In particular, the Purchaser shall not be entitled to rescind or terminate this Purchase Agreement in any circumstances whatsoever, except for cases of fraud.

5.4                                Prescription Period

5.4.1                       All Relevant Claims (save for the ones dealt with in Art. 5.4.2 below) shall lapse unless raised within a period of 15 months after the transfer of shares pursuant to Art. 1.2.3 above but in any case on 31 December 2007.

5.4.2                       The prescription period for lack of legal title of the sold shares shall be 5 years as from Completion or Completion II, as the case may be.

Article 6
Covenants

6.1                                Completion Efforts

Each of the Parties shall use its reasonable best efforts and shall take all actions and do all things necessary, proper or advisable, to consummate the transactions contemplated by this Purchase Agreement, including its reasonable best efforts, to ensure that the conditions to the obligations of the other parties to consummate the transactions contemplated by this Purchase Agreement are satisfied.

6.2                                Third Party Notices and Consent

Each Party shall use its reasonable best efforts to obtain, at its expense, all waivers, permits, consents, approvals or other authorisations and to effect all registrations, filings and notices with or to governmental entities (including, but not limited to, the relevant cartel office), as may be required for such party to consummate the transactions contemplated by this Agreement and to otherwise comply with all applicable laws and regulations in connection with the consummation of the transactions contemplated by this Agreement.

The Sellers shall use their reasonable best efforts to obtain, at their expense, all such waivers, consents, approvals or other authorisations from third parties.

6.3                                Operation of Company’s Business

Except as contemplated by this Agreement, the Company shall conduct its operations in the ordinary course of business during the period from the Signing Date until the Completion Date.

The Sellers and the Company will use their best efforts to maintain the ten most important customer contracts as specified in ANNEX 6.3.

Article 7
Management Agreements

CLONDIAG and each of Prof. Dr. Albert Hinnen, Dr. Torsten Schulz, Thomas Ellinger and Eugen Ermantraut (“Management Team”) shall enter into managing director service agreements (and shall be appointed to the extent they are not already appointed as managing directors) in line with the key terms set out in ANNEX 7. Such service agreements (based on Allen & Overy LLP, Frankfurt standard forms and including the key terms) shall replace their existing agreements. Each of the members of the Management Team hereby agrees with the Purchaser to be bound as from Completion in favour of the Purchaser by the non compete set out in ANNEX 7.

Article 8
Enforcement Clause

In relation to the purchase price payment obligation contained in Art. 2.1.3 (however without interest) the Purchaser hereby agrees to immediate enforcement of this deed (Käufer unterwirft sich der sofortigen Zwangsvollstreckung aus dieser Urkunde).

The notary shall issue the enforcement clause (Vollstreckungsklausel) to CBG at any time after 1 September, 2006 after having received an affidavit (eidestattliche Versicherung) signed by all managing directors of CBG according to which the managing directors certify (versichern) that CBG has (i) notified the Purchaser on the bank account pursuant to Article 2.1.3 and (ii) has not received the purchase price payment as stipulated in Art. 2.1.3.

CBG shall issue against payment of the purchase price stipulated in Art. 2.1.3 a receipt declaration (Quittung) in writing and hand it over to the Purchaser. The notary may not issue an enforcement clause after having been provided with a receipt declaration.

Article 9
Guarantee

IMI hereby guarantees any and all obligations of the Purchaser arising from or in relation to this Agreement.

Article 10
US Private Placement

10.1                          Sellers’ Representations

Each Seller understands that following the consummation of the transactions contemplated hereby, he or she shall hold shares of stock in a Delaware corporation instead of shares of stock or other securities in a German company, and that certain differences exist between ownership of stock in a Delaware corporation and ownership of stock or other securities in a German company.  Each Seller has had the opportunity to consult with legal counsel regarding such differences.

Each Seller has consulted with his or its own advisors, including legal and tax advisors, with respect to the proposed investment in Inverness Stock, including, without limitation, the restrictions on resale under the Securities Act and the provisions of Section 10.2 hereof.  Each Seller declares to have obtained sufficient information on Inverness and Inverness Stock and that he/she neither requires nor wants to be provided with any further information relating thereto.  Each Seller explicitly declares to kindly decline the offer of the Purchaser to provide him/her with information on Inverness and the Inverness Stock.

Each Seller acknowledges to be aware of Inverness’ SEC filings, publicly available at: www.sec.gov/edgar/searchedgar/webusers.htm

http://www.sec.gov/edgar.shtml

Each Seller acknowledges and agrees that each Certificate shall bear restrictive legends to the effect that (i) transfer of the shares represented thereby is prohibited except in accordance with the provisions of Regulation S under the Securities Act, pursuant to registration under the Securities Act, or pursuant to an available exemption from registration; and that hedging transactions involving such may not be conducted unless in compliance with the Securities Act, (ii) the shares are restricted in accordance with the terms and conditions set forth in this Agreement.

10.2                          Restrictions on transfer of Inverness Stock

Each Seller hereby (i) certifies that he or it is not a “U.S. person” as such term is defined in Rule 902(k) of Regulation S of the Securities Act (a “U.S. Person”) (the current provisions of which are summarized in ANNEX 10.2) and is not acquiring the Inverness Stock hereunder for the account or benefit of a “U.S. Person”; (ii) agrees that any resale of the shares shall be in accordance with the provisions of Regulation S of the Securities Act, pursuant to registration under the Act or pursuant to an available exemption from registration; (iii) agrees not to engage in any hedging transactions with regard to such shares unless in compliance with the Securities Act; and (iv) acknowledges and agrees, in accordance with Regulation S of the Act, that Inverness will refuse to register any transfer of shares of Inverness Stock unless such transfer is made in accordance with the provisions of Regulation S of the Act, pursuant to registration under the Securities Act or pursuant to an available exemption from registration.

For the purposes of this Agreement, the following definitions shall apply:

SEC means the United States Securities and Exchange Commission or any other federal agency administering the Securities Act at the time.

Securities Act and Regulation S means the relevant US laws (as amended from time to time).

Article 11
Miscellaneous

11.1                          Costs

Each party shall bear the costs of its own advisors retained. The costs of the notarisation and other notary fees arising from the conclusion and implementation of this Agreement shall be borne by the Purchaser. The Purchaser shall reimburse the Sellers for the costs of their attorney up to a maximum of EUR 40,000 net. Such amount shall be paid to the attention of such person as directed by the Sellers.

11.2                          Amendments

All amendments or supplements to this Agreement, including this provision, shall be in writing, unless notarisation is required.

11.3                          Confidentiality

The Parties agree that they shall keep strictly confidential all knowledge obtained from each other (or from affiliated companies) during the process of due diligence, negotiation and conclusion of this Agreement.

11.4                          Announcements

Except as required by law or by the rules or requests of any stock exchange or governmental or other regulatory or supervisory body or authority of competent jurisdiction to whose rules the party making the announcement or disclosure is subject, whether or not having the force of law, no announcement nor circular nor disclosure in connection with the existence or subject matter of this Agreement shall be made or issued by or on behalf of the Sellers or the Purchaser without the prior written approval of the other party (such approval not to be unreasonably withheld or delayed). The aforementioned restriction shall not apply to information which the Sellers pass on to their shareholders.

Except in cases of urgency, the Parties will use their best endeavours to coordinate all announcements which are required by law or by any stock exchange at least 1 business day prior to publishing. If no agreement on the disclosure content can be reached, the disclosure by the Party required to disclose shall not constitute a breach of this Agreement.

11.5                          Notices

The authorised recipient for the service of writs or for services made in respect of pending litigation and for all notices that shall require full receipt for the validity shall be

For the Sellers:

Name:                    Eugen Ermantraut

Address:               c/o CLONDIAG chip technologies GmbH, Löbstädter Straße 103-105, 07749 Jena

Facsimile:              03641/594720

With copy to:

Dr. Hubertus Kolster

c/o CMS Hasche Sigle

Barckhausstraße 12-16

D-60325 Frankfurt am Main

Fax: +49 (0) 69 7170 1-40 511

For the Purchaser:

Paul T. Hempel

General Counsel and managing director of Inverness Medical Switzerland GmbH

c/o Inverness Medical Innovations, Inc.

51 Sawyer Rd., Suite 200

Waltham, MA 02453, USA

Fax: 001 781 647-3939

With copy to:

Klaus Mohr

c/o Allen & Overy LLP

Taunustor 2

60311 Frankfurt/Main, Germany

Fax: 0049 69 2648 5800

11.6                          Validity

Should any individual provision of this Purchase Agreement prove to be entirely or partly invalid or unenforceable or to contain lacunae, this shall not affect the validity of the remaining provisions. The invalid or unenforceable provision shall be regarded as replaced by such valid and enforceable provision that as closely as possible reflects the economic purpose that the Parties hereto had pursued with the invalid or unenforceable provision. In the event of a lacuna, the Parties shall agree to a provision which reflects what would have been agreed according to the meaning and purpose of this agreement if the matter had been considered from the outset.

11.7                          Applicable Law

This Agreement shall be governed by and interpreted in accordance with the laws of the Federal Republic of Germany.

All disputes arising in connection with this Agreement or its validity shall be referred to the ordinary courts. Place of venue shall be Frankfurt a. Main.

11.8                          Assignment

No party may assign or transfer all or any of its rights or obligations under this Purchase Agreement or dispose of any right or interest in this Agreement without the prior written consent of the other party, except for the assignment or transfer to a company belonging to the group (Konzern) of such party or, in case of the Purchaser, to its or IMI’s financing bank/s.

11.9       Condition Precedent

This entire Agreement and any and all obligations contained therein is subject to the condition precedent (the CP) of IMI’s senior lenders under IMI’s credit facilities approving this Agreement and the funding required to fulfil the obligations of the Purchaser and / or IMI, as the case may be, under this Agreement. The CP can only be fulfilled on or before 3 March 2006, 12h00 noon German time. If the CP is not fulfilled within the period set out in the preceding sentence, this Agreement shall have no effect with exception of Clause 11.1 which shall apply in such case.

The Annexes

4.3.a                        Employees Shares

5.1.6                        Jahresabschluss 2004/2005

5.1.9.a                     Intellectual Property Rights

5.1.9.b                    Certain Products

5.1.9.c                     Know How

5.1.13                      Key Employees

5.1.19                      Due Diligence Disclosures

6.3                           Customers

were presented to the appearing persons according to Sec. 14 Beurkundungsgesetz, explained to them by the notary and approved and signed by them after the notary had instructed the appearing persons that such annexes do not need to be read aloud to them, provided they have renounced their right to have such annexes be read aloud. According to Sec. 14 Beurkundungsgesetz the appearing persons declared expressively not to request the notary to read aloud these annexes and expressly waived any right to have these annexes to be read aloud. All other annexes and this Deed were read aloud to the appeared persons, approved by them and signed by them and the notary with their own hands.